                                                                     EXHIBIT 8.1


                [HELLER EHRMAN WHITE & MCAULIFFE LLP LETTERHEAD]



August     , 2000



Immersion Corporation
801 Fox Lane
San Jose, CA  95131

     RE:  IMMERSION CORPORATION/HT MEDICAL SYSTEMS, INC. MERGER

Ladies and Gentlemen:

     We have acted as counsel to you in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission pursuant to the Agreement and Plan of Reorganization dated July 31, 2000 (the "Agreement") by and among Immersion Corporation, a Delaware corporation ("Immersion"), HT Medical Systems, Inc., a Maryland corporation ("Target"), HT Merger, Inc., a Maryland corporation ("Merger Sub"), a wholly-owned subsidiary of Immersion, and Greg Merril as representative of the stockholders of Target. Unless otherwise defined, capitalized terms used herein have the meanings given to them in the Agreement.

     You have requested our opinion regarding certain federal income tax disclosures in the proxy statement/prospectus included in the Registration Statement that has been prepared and is to be filed with the Securities and Exchange Commission in connection with the proposed merger (the "Merger") of Merger Sub with and into Target pursuant to the Agreement. For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Agreement and the exhibits and attachments thereto; (ii) the Registration Statement; (iii) the tax representation letters delivered to us by Immersion, Merger Sub and Target in connection with this opinion; and (iv) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. We have assumed without independent investigation or verification that the material facts regarding the Merger are as described in the Registration Statement; that all representations and warranties, covenants and statements contained in each of the foregoing documents are true, correct, and complete as of the date hereof and will remain true, correct and complete until the Effective Time; that no actions inconsistent with such representations and warranties, covenants and statements have occurred or will occur; that all such representations and warranties, covenants and statements made "to the knowledge of" any persons or parties, or similarly qualified, are true, correct and complete as if made without such qualification; and, as to all matters in which a person or entity making a representation has represented that such person or entity either is not a party

                                                           Immersion Corporation
                                                                          Page 2


to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

     For purposes of this opinion, we have also assumed (without any independent investigation or review thereof), and our opinion is conditioned on the correctness of, each of the following: (i) the Merger will be consummated in accordance with the Agreement (including the satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) all representations and warranties contained in the Agreement are true, correct, and complete in all respects as of the date hereof and will remain true, correct and complete in all respects until the Effective Time;
(iii) the Merger will be effected as a merger under the applicable laws of Maryland; and (iv) each of Immersion, Target and Merger Sub will comply with all reporting obligations with respect to the Merger required under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations issued thereunder.

     Based upon the foregoing, it is our opinion that the statements under the caption "Material Federal Income Tax Consequences" in the proxy statement/prospectus included in the Registration Statement, insofar as they purport to describe federal income tax laws of the United States or legal conclusions therefrom, fairly present in all material respects the information set forth.

                                    * * * * *

     No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of any of the transactions under any foreign, state, or local tax law or the tax consequences of any other transactions contemplated or entered into by Immersion, Target or Merger Sub before or after the Merger (whether or not in connection with the Merger). Moreover, as stated in the proxy statement/prospectus, no opinion is expressed as to the federal income tax consequences that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax in the year in which the Merger occurs, banks, tax-exempt organizations, non-United States persons, stockholders who exercise dissenters' rights, and stockholders who acquired their shares of Target stock pursuant to the exercise of options or otherwise as compensation or who hold their Target stock as part of a straddle or risk reduction transaction). We express no opinion regarding any tax issues apart from the opinion specifically set forth above.

     This opinion is based upon the Code, the Treasury Regulations issued thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this opinion. All of such authority is subject to change, including retroactive change. We disclaim any


                                           /s/ Heller Ehrman White & McAuliffe

                                                           Immersion Corporation
                                                                          Page 3


obligation to advise of any developments in areas covered by this opinion that occur after the date of this opinion. You have not asked us to reevaluate and reissue this opinion as of the Closing, and we disclaim any obligation to do so.

     Our opinion could be adversely affected by any inaccuracy in, or breach of, any of the aforementioned representations and warranties, covenants, statements and assumptions.

     No ruling has been sought from the Internal Revenue Service by Immersion, Target or Merger Sub as to the federal income tax consequences of any aspect of the Merger. An opinion of counsel does not bind the Internal Revenue Service or preclude it or a court from taking a position contrary to the opinion. Our opinion represents merely our best judgment as to the likely outcome of the matters described above if litigated in an appropriate forum.

     This opinion is rendered to you solely for the purpose of complying with applicable securities laws. This opinion is solely for the benefit of Immersion and the stockholders of Target and, shall not inure to the benefit of any other person, including without limitation any successor or assign of Immersion, whether by operation of law or otherwise, and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

     We consent to the reference to our firm under the caption "Material Federal Income Tax Consequences" in the proxy statement/prospectus included in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,

                                        /s/ Duane Morris & Heckscher LLP